Exhibit 11

INTERNATIONAL PAPER COMPANY
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Earnings (loss) from continuing operations	$292	$183
Discontinued operations	26	5
Net earnings (loss)	318	188
Effect of dilutive securities	—	—
Net earnings - assuming dilution	$318	$188
Average common shares outstanding	441.5	434.1
Effect of dilutive securities
Restricted stock performance share plan	4.3	4.5
Stock options	0.3	—
Average common shares outstanding - assuming dilution	446.1	438.6
Earnings (loss) per common share from continuing operations	$0.66	$0.42
Discontinued operations	0.06	0.01
Net earnings (loss) per common share	$0.72	$0.43
Earnings (loss) per common share from continuing operations - assuming dilution	$0.65	$0.42
Discontinued operations	0.06	0.01
Net earnings (loss) per common share - assuming dilution	$0.71	$0.43

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.

(1) Attributable to International Paper Company common shareholders.